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                       INDIVIDUAL RETIREMENT ANNUITY (IRA)
                               CONTRACT AMENDMENT

                  Made a part of the Contract ("this Contract")
          Issued by the Lincoln National Life Insurance Company ("LNL")
                       to which this amendment is attached

1. This amendment will be controlling and overrides any contradictory provision in the Contract.

2. If the Contract is an immediate annuity, certain provisions of this IRA Contract Amendment may not apply because distributions will have already commenced under the Contract.

3. This Contract is for the exclusive benefit of the Owner and his or her beneficiary(s). Joint or contingent owners cannot be named under the Contract.

4. The Contract will not be transferable except to LNL on surrender or settlement. The Owner may not sell or assign the Contract, nor may it be discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose

                                  CONTRIBUTIONS

5. The minimum purchase payment for the Contract is determined under the Contract provisions and may cause the Contract to only be available for rollovers and transfers equal to or greater than the minimum amount.

         (a) Except in the case of a rollover contribution (as permitted by Internal Revenue Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)) or a
                  contribution made in accordance with the terms of a Simplified Employee Pension ("SEP") as described in Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

                  $3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and
                  $5,000 for any taxable year beginning in 2008 and years thereafter.

                  After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

         (b) In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

         (c) The annual purchase payment under a SEP may not exceed the amount permitted under Code Section 408(j) and (k). The annual purchase payment under a Salary Reduction SEP ("SARSEP") may not exceed the amount permitted under Code Section 408(k)(6).

         (d) No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan.

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6.       This Contract does not require fixed purchase payments. LNL does not impose a penalty upon the Owner if the Owner stops and resumes making purchase payments. The entire interest of the Owner in this Contract is nonforfeitable and the "automatic nonforfeiture option" provision is not applicable to this Contract. However, if no purchase payments are received under the Contract for two full consecutive contract years and any paid-up annuity benefit arising from the purchase payments made prior to such two-year period is less than $20 a month, LNL may terminate the Contract by payment in cash of the then present value of the paid-up benefit to the Owner.

7. Purchase payments made pursuant to this Contract must be from "compensation" of the Owner. "Compensation" means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) will be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" will include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of
         Section 71(b)(2).

                                  DISTRIBUTIONS

8. Notwithstanding any provision of this IRA Contract Amendment to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph
         11) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (a), (b) and (c) below and paragraphs 9 and 10.

         (a) The entire interest of the Owner will commence to be distributed no later than the first day of April following the calendar year in which such individual attains age 70 1/2(the "required beginning date") over (a) the life of such individual or the lives of such individual and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9) - 6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9) -6T unless otherwise provided.

         (b) The distribution periods described in paragraph (a) above cannot exceed the periods specified in Section 1.401(a)(9) -6T of the Temporary Tax Regulations.

         (c) If annuity payments commence, the first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

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9.       If the Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract distribution option chosen.

10. If the Owner dies before required distributions commence, his or her entire interest will be distributed at least rapidly as follows:

         (a) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph (c) below.

         (b) If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (c) below. If the surviving spouse dies before the required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (c) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

         (c) If there is no designated beneficiary, or if applicable by operation of paragraph (a) or (b) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b) above).

         (d) Life expectancy is determined using the Single Life Table in Q&A -1 of Section 1.401(a) (9) -9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (a) or
                  (b) and reduced by 1 for each subsequent year.

11. The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As -7 and -8 of
         Section 1.408 -8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

12. For purposes of paragraphs 9 and 10 above, required distributions are considered to commence on the Owner's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (10)(b) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9) -6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

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13.      If the sole designated beneficiary is the Owner's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

14. At least once each Contract Year, LNL shall furnish to the Owner of this Contract reports concerning the status of this annuity and such information concerning required minimum distributions as are prescribed by the Internal Revenue Service.

15. This Contract will be amended from time to time to comply with the provisions of the Internal Revenue Code, related regulations and other published guidance.

16. The Owner has the sole responsibility for determining whether any purchase payment is deductible for federal income purposes.

                             The Lincoln National Life Insurance Company



                                  /s/ Lorry J. Stensrud
                                  Lorry J. Stensrud
                                  Executive Vice President and
                                  Chief Executive Officer of Annuities